State of Delaware
Secretary of State
Division of Corporations
Delivered 10:49 AM 07/10/2019
FILED 10:49 AM 07/10/2019
SR 20195889672 - File Number 6986046

STATE OF DELAWARE
CERTIFICATE OF MERGER OF DOMESTIC CORPORATION INTO DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is LINEAL STAR HOLDINGS LLC and the name of the corporation being merged into this surviving limited liability company is CAMBER ENERGY MERGER SUB 2, INC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving limited liability company and the merging corporation.

THIRD: The name of the surviving limited liability company is LINEAL STAR HOLDINGS LLC.

FOURTH: The merger is to become effective on July 9, 2019, for accounting purposes only.

FIFTH: The Agreement of Merger is on file at 123 N. Post Oak Lane Suite 440, Houston, Texas 77024, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of any constituent limited liability company or stockholder of any constituent corporation.

IN WITNESS WHEREOF, said limited liability company has caused this certificate to be signed by an authorized person, the 9th day of July, A.D., 2019.

By: ______________________
Authorized Person

Name: Timothy J. Connolly
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Title: CEO